4
1
<SROS>NASD
<REPORTING-OWNER>
  0001223647
  Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  At Road, Inc.
  0001109537
  <IRS-NUMBER>94-3209170
</SUBJECT-COMPANY>
<PERIOD>03/21/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Standen, Linda M.
   47200 Bayside Parkway


   Fremont, CA   94538
2. Issuer Name and Ticker or Trading Symbol
   At Road, Inc. (ARDI)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   3/21/03
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chief Marketing Officer and
   Sr. Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right to$6.400000       03/20/03       A         15,625                            (1)          03/19/13
 buy)
Stock Option (right to buy)    $6.400000       03/20/03       A         84,375                            (1)          03/19/13

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right to03/20/03  Common Stock                   15,625                    15,625        D   Direct
 buy)
Stock Option (right to buy)    03/20/03  Common Stock                   84,375                    84,375        D   Direct

Explanation of Responses:

(1)
Shares subject to the option vest 30% on the 2nd annual anniversary of the grant date, 30% on the 3rd annual anniversary of the gran
t date and 40% on the 4th annual anniversaary of the grant date.

SIGNATURE OF REPORTING PERSON
/S/ Standen, Linda M.
DATE 03/21/03